Exhibit 10.65

EMPLOYMENT AGREEMENT

(As amended and restated December 16, 2008)

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Rene Lerer (“Executive”) and Magellan Health Services, Inc. on behalf of itself and its subsidiaries and affiliates (collectively referred to herein as the “Company” or “Employer”).

WHEREAS, Employer desires to continue to obtain the services of Executive and Executive desires to continue to render services to Employer; and

WHEREAS, Employer and Executive desire to set forth the terms and conditions of Executive’s employment with Employer under this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.  Employment. Employer agrees to employ Executive, and Executive accepts such employment in accordance with the terms of this Agreement (provided, however, that the payments to be made under Section 4(b) and 4(c)(iii) intended to be exempt from Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), are subject to approval by the Company’s shareholders), for a term of three years from the date of the execution of this Agreement (the “Operative Date”). Thereafter, this Agreement shall automatically renew for twelve (12) month periods, unless sooner terminated as provided herein. If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least six (6) months prior to the next renewal date.  Employer’s notice of intent not to renew the Agreement shall be deemed to be a termination without Cause (as defined below) occurring immediately prior to the expiration of the term of this Agreement and the provisions of Section 6(d) or 6(e), as applicable, shall apply.  Non-renewal of this Agreement by either party will in all cases result in termination of employment at the non-renewal date.

2.  Position And Duties Of Executive; Location Of Employment.

(a) Executive will serve as President and Chief Executive Officer and member of the board of directors of the Company (as constituted following the Operative Date) (the “Board”). Executive shall (i) report, as President and Chief Executive Officer, directly to the Board and (ii) have such duties and responsibilities typical of, and consistent with, the position of President and Chief Executive Officer in a public company the size and nature of the Company. Executive agrees to serve in such position, until the expiration of the term or such time as Executive’s employment with Employer is terminated pursuant to this Agreement.

(b) Executive shall perform his duties at the Company’s principal executive offices located in Avon, Connecticut (the “Offices”).

3.  Time Devoted. Executive will devote his full business time and energy to the business affairs and interests of Employer, and will use his best efforts and abilities to promote Employer’s interests. Executive agrees that he or she will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his position and in accordance with the policies established by the Employer. Notwithstanding the foregoing, Executive shall be entitled to (i) serve on the boards of directors of companies on which Executive serves as of the Operative Date, (ii) with the prior approval of the Board, serve on the boards of directors of a reasonable number of other companies, (iii) serve on civic or charitable boards and (iv) manage his personal and family investments, to the extent such activities do not materially interfere with the performance of his duties for the Company.

4.  Compensation.

(a) Base Salary. Employer will pay Executive a base salary in the amount of $900,000 per year (“Base Salary”), with annual review for increase by the Board or a duly authorized committee thereof, it being understood that any such increase shall be at the discretion of the Board or a duly authorized committee thereof, which amount will be paid in semi-monthly intervals, less appropriate withholdings for federal and state taxes and other deductions authorized by Executive.

(b) Bonus. Executive shall be entitled to an annual target bonus opportunity of 100% of Base Salary (“Target Bonus”) with the ability to earn up to 200% of Base Salary at the sole discretion of the Board or a duly authorized committee thereof. The applicable performance targets for each year shall be fixed by the Board or a duly authorized committee thereof during the first quarter of the year after consultation with Executive (the “Performance Targets”); provided that the Performance Targets established with respect to the Target Bonus shall not be less favorable than the corporate performance targets applicable to other bonus eligible executives of the Company. The performance criteria upon which such Performance Targets are based shall be one or more of the performance criteria set forth in the Company’s Management Incentive Plan. Executive shall earn the applicable portion of the Target Bonus based on the achievement of the Performance Targets, as follows:

% Achievement of Performance Targets	% of Target Bonus Earned

100%	100%

The Board or a duly authorized committee thereof may, in its sole discretion, authorize the Company to pay Executive additional bonus amounts. Payments of any annual bonus shall be made no later than the March 15 of the year following the year in which such bonus is earned (e.g., by March 15, 2009 for the bonus earned for 2008). The Target Bonus or applicable percentage thereof, if any, for a given year shall be earned on December 31 of such year and, except as specifically set forth in Sections 6(c)(ii) and (iii), 6(d)(ii) and (iii) and 6(e)(ii) and (iii), Executive shall not be entitled to any payment of Target Bonus, or a percentage thereof, for a given year if he is not employed on December 31 of such year.

(c) Equity Award. The Company shall make an annual equity grant to Executive (“Long Term Compensation”). The amount of Long Term Compensation will be determined annually by the Board or a duly authorized committee thereof based on performance and compensation trends in the industry. The initial Long Term Compensation to be issued in the first quarter of 2008 in accordance with the Company’s Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees, which deals with the terms, timing and pricing of equity awards will be in the amount of $3.7 million. The mix of stock options, restricted stock units (“RSUs”), and other equity-linked securities, which in 2008 will aggregate to $3.7 million, and the performance based vesting schedule will be determined by the Board or a duly authorized committee thereof.

(d) Benefits. Executive shall be entitled to participate in the employee welfare benefit programs of the Company on a basis at least as favorable as other similarly-situated, senior-level executives of the Company; provided that (i) subject to the obligations set forth in clause (ii) below, the Board may modify or terminate any employee welfare benefit program established by the Company; provided that no such amendment or termination may adversely affect any benefits accrued by Executive prior to the date of such amendment or termination and (iii) in any event, the Company shall provide at its cost life insurance benefits to Executive of no less than three times Executive’s Base Salary, Executive shall be permitted to purchase at his own expense additional life insurance coverage in an amount no less than three times his Base Salary, and the Company shall provide long-term disability coverage equal to no less than 60% of Executive’s Base Salary; provided, in all cases Executive is insurable by an insurance company with respect to such coverage.

(e) Other Long Term Incentives. Executive shall be entitled to participate in the long-term incentive programs of the Company including those contained in the Management Incentive Plan, on a basis that are at least as favorable as awards to other similarly-situated, senior-level executives of the Company, it being understood that the Board may modify or terminate any long-term incentive plan established by the Company; provided that no such amendment or termination may adversely affect any outstanding long-term incentive awards of Executive.

(f) Deferred Compensation Plan. For so long as the Company sponsors a deferred compensation plan approved by the Board on or after the Operative Date, Executive shall be entitled to participate in any such qualified or non-qualified deferred compensation plan with the Company contributing an amount equal to 11% of Executive’s Base Salary or, if greater, such amount as is provided to other senior executives, on terms no less favorable a basis than is made available to other senior executives of the Company, it being understood that the Board may modify or terminate any deferred compensation plan established by the Company; provided that no such amendment or termination may adversely affect any benefits accrued by Executive prior to the date of such amendment or termination and the power to modify or terminate such a plan is subject to limitations under Code Section 409A.

(g) Perquisite. Executive shall be entitled to use of a car of his choosing leased by the Company at an expense to the Company of no more than $25,000 per annum.

5.  Expenses. During the term of this Agreement, Employer will reimburse Executive promptly for all reasonable and appropriate travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer’s business and all licensing and professional organization dues and fees and all other expenses reimbursable to employees generally pursuant to the Company’s policies upon receipt of reasonably supporting documentation as required by Employer’s policies applicable to its employees generally.  Any reimbursement payment under Section 5, Section 4(d) or (g) or otherwise as an expense reimbursement hereunder must be paid no later than the end of Employee’s taxable year next following the taxable year in which Employee incurred the reimbursable expense (but the obligation to pay promptly generally will require payment in a much shorter period).

6.  Termination.

(a) Termination Due to Resignation. Executive may resign his employment at any time by giving 90 days written notice of resignation to Employer. Except as otherwise set forth in this Agreement, Executive’s employment, and Executive’s right to receive compensation and benefits from Employer, will terminate upon the effective date of Executive’s termination. If Executive resigns pursuant to this Section 6(a), Employer’s only remaining financial obligation to Executive under this Agreement will be to pay (subject to Section 11): (i) any earned but unpaid Base Salary through the date of termination, (ii) all vested stock options shall remain exercisable for six months following the date of termination of Executive’s employment, (iii) any other amounts earned, accrued or owing to Executive but not yet paid, and (iv) other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

(b) Termination with Cause. Except as otherwise set forth in this Section 6(b), Executive’s employment, and Executive’s right to receive compensation and benefits from Employer, may be terminated for Cause at the discretion of Employer under the following circumstances:

(i) Executive is convicted of (or pleads guilty or nolo contendere to) a felony;

(ii)  intentional fraud by Executive in the performance of his duties for the Company or intentional misappropriation of Company funds by Executive;

(iii) (A) material breach of Section 8(b), (c) or (d) of this Agreement or (B) a willful and material breach of Section 8(a) of this Agreement;

(iv)  a willful and material violation by Executive of the Company’s written policies and procedures that are legal and ethical and have been made available to Executive and relate to the performance of his duties for the Company (provided that the Company has not failed to terminate other employees for comparable violations) or willful gross misconduct by Executive relating to the performance of his duties for the Company; or

(v) willful failure to comply with direction of the Board or any duly authorized committee thereof (including any written policies or procedures promulgated by those bodies), provided that (A) such directions (or policies or procedures) are action of the Board or a duly authorized committee thereof within the meaning of Section 141 of the General Corporation Law of the State of Delaware (or any comparable provision of applicable law), (B) the existence of such directions (or policies or procedures) is known by Executive or such directions (or policies or procedures) have been communicated to Executive, (C) such directions (or policies or procedures) are consistent with the duties and role of a Chief Executive Officer or a director of a company the nature and size of the Company and (D) such directions (or policies or procedures) do not require actions that are illegal or unethical.

Each of clauses (i) through (v) are independent of others and the fact that Executive may not be terminated for Cause under any one of such clauses shall have no bearing on whether he may be terminated for Cause under any other such clauses. For purposes of clauses (iii) and (iv)(but not clause (v)), no act or failure to act shall be deemed to be “willful” if Executive reasonably believed in good faith that such act or failure to act was in, or not opposed to, the best interests of the Company. Anything to the contrary notwithstanding, Executive’s employment shall not be terminated for “Cause,” within the meaning of clauses (ii) through (v) above, unless Executive has been given written notice by the Board stating the basis for such termination and, in the case of clauses (iii) through (v) above, he is also given fifteen (15) days to cure the neglect or conduct that is the basis of any such claim and, if he fails to cure such conduct, or such conduct cannot be cured (and also for any purported termination for Cause under clause (ii) above), Executive has an opportunity to be heard before the Board and after such hearing, the Board gives Executive written notice confirming that in the judgment of a majority of the members of the Board that, for so long as the Company has or is required by law to have two such directors, includes at least two directors who are independent for purposes of the listing requirements of the principal securities exchange (including, for this purpose, the Nasdaq Stock Market) on which the Company’s securities are listed (or, in the event the Company’s securities are no longer listed on any such securities exchange, the listing requirements of the last such exchange on which the Company’s securities were listed) “Cause” for terminating Executive’s employment on the basis set forth in the original notice exists. Executive’s communication to the Board of his disagreement with decisions made by the Board and the reasons for that disagreement shall not constitute “Cause” provided that he does not engage in conduct constituting Cause as set forth in clause (v) above. Any termination for Cause shall be subject to de novo review in accordance with the arbitration provisions of this Agreement. If an arbitrator or arbitrators determine that the basis of Cause did not exist, then Executive’s termination of employment shall be treated as a termination without Cause.

If Executive’s employment is terminated pursuant to this Section 6(b), (A) Employer’s only remaining financial obligation to Executive under this Agreement will be to pay (subject to Section 11): (i) any earned but unpaid Base Salary through the date of termination, (ii) any other amounts earned, accrued or owing to Executive but not yet paid, and (iii) other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate and (B) all stock options shall terminate immediately upon the date of termination.

(c) Automatic Termination. This Agreement and Executive’s employment hereunder will terminate automatically upon the death or Disability of Executive. “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of 180 consecutive days as determined by a medical doctor selected by the Company and Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third doctor who shall be the approved medical doctor for this purpose. If Executive’s employment is terminated pursuant to this Section 6(c), Executive (or in the event of his death, his estate or other legal representative) will receive (subject to Section 11):

(i) Base Salary through the end of the month in which termination occurs (Section 11(a) may apply, however);

(ii)  An amount equal to the product of the Target Bonus for the year in which termination occurs and a fraction, the numerator of which is the number of elapsed days in such year of termination up to and including the date of termination and the denominator of which is 365 (366 in the case of a leap year)(“pro rata Target Bonus”), payable in a single installment immediately after termination (the six-month delay rule of Section 11(d) may apply, however);

(iii) in the case of a termination due to Executive’s Disability, a lump-sum cash payment equal to two times the sum of (a) Base Salary plus (b) Target Bonus; provided that this payment shall be made only if Executive’s circumstances constituting Disability are not covered by the Company’s long-term disability program so that Executive will not receive long-term disability benefits under such program as in effect on December 31, 2008.  The Company will not reduce the long-term disability coverage (in scope or amount) of Executive after December 31, 2008, and any broadening of the scope of disability coverage under such program will not apply to Executive unless payments under such broadened coverage would be in the same form and at the same times as under the Section 6(c)(iii).  Amounts due to Executive under this Section 6(c)(iii) will be payable in a single installment immediately after termination (the six-month delay rule of Section 11(d) may apply, however);

(iv)  accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for two years following termination (but not beyond the original term of such options); options that are not exercisable as of the date of termination because the applicable performance hurdle has not been satisfied as of such date shall not become exercisable until and unless the applicable conditions for exercisability are satisfied during this two-year post-termination exercise period (Section 11 may apply to equity awards constituting deferrals of compensation under Code Section 409A, however);

(v)  continued health benefits for Executive and his spouse in the event of Executive’s disability, and for Executive’s spouse in the event of his death, as described in Section 6 (d) (v) below;

(vi) any other amounts earned, accrued or owing to Executive but not yet paid (Section 11(b)(i) may apply, however); and

(vi)  other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

(d) Termination Without Cause By The Company or With Good Reason By Executive. Employer may terminate this Agreement and Executive’s employment without Cause at any time. If Employer terminates this Agreement without Cause or if Executive terminates this Agreement and Executive’s employment with Good Reason, Executive shall (unless Section 6(e) is applicable) receive (subject to Section 11):

(i) Base Salary through the date of termination;

(ii)  pro-rata Target Bonus for the year in which termination occurs, payable in a single installment immediately after termination (the six-month delay rule of Section 11(d) may apply, however);

(iii) 2 times the sum of (a) Base Salary plus (b) Target Bonus, payable in a single cash installment immediately after termination (the six-month delay rule of Section 11(d) may apply, however);

(iv)  accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for two years after termination (but not beyond the original term of such options); options that are not exercisable as of the date of termination because the applicable performance hurdle has not been satisfied as of such date shall not become exercisable until and unless the applicable conditions for exercisability are satisfied during this two-year post-termination exercise period (Section 11 may apply to equity awards constituting deferrals of compensation under Code Section 409A, however);

(v)  health benefits as follows:  If and for so long as Executive is eligible following termination of employment for continued coverage under the Company’s medical, dental and hospitalization plans (the “Health Plan”), the Company shall continue to provide such coverage to Executive and his spouse until Executive shall attain age 65 and for his spouse until she shall attain age 65. If such continued insurance coverage under the Health Plan is not available, and if Executive is eligible upon termination of employment for COBRA continuation coverage under the Health Plan and elects such coverage, Executive shall receive cash payments equal on an after-tax basis to the full monthly premium cost to Executive to purchase such COBRA continuation coverage for Executive and his spouse, with such payments to be made by the Company to Executive on a monthly basis for the duration of Executive’s COBRA continuation period and in accordance with Section 11, which payments shall be made in lieu of any payments provided hereinabove that would otherwise be made during the COBRA continuation period so that there is no duplication of payments during the COBRA continuation period.  (Such right to reimbursement of the cost of COBRA participation shall be deemed a separate payment right from other rights under this Section 6(d)(v). If or when Executive is not eligible for such continued coverage under the Health Plan, Executive shall instead receive cash payments equal on an after-tax basis to the cost of an individual insurance policy which the Company shall obtain to provide health coverage equivalent to that which Executive would have received under the Health Plan had Executive and his spouse qualified for such coverage under the Health Plan, with such payments to be made by the Company to Executive on a monthly basis until Executive shall attain age 65 and for Executive’s spouse until she shall attain age 65 and in accordance with Section 11 (it being understood that the Company payments to Executive attributable to this coverage will be equal on an after-tax basis to the full monthly premium cost to Executive to purchase such coverage independently).  If no such insurance coverage can be purchased independently, the Company shall pay for medical, dental and hospitalization expenses incurred by Executive and his spouse (each until age 65) to the full extent such expenses would have been paid under such coverage, with an additional payment of a gross-up for taxes on the benefits received by Executive and his spouse (including the gross-up).  If Executive enrolls in group health insurance coverage with another employer following termination of his employment with the Company, the Company’s obligations under this section shall be suspended for the period during which such other health insurance is in effect.  Executive shall not be required to enroll in any such coverage with a new employer, and if any such coverage procured by Executive ceases for any reason before Executive and his wife reach age 65, the obligations of the Company under this section shall arise again for the remaining period until Executive and his wife each reach age 65. If any benefit under this Section 6(d)(v) constitutes a deferral of compensation not compliant with Code Section 409A, the Company will pay to executive a gross-up so that the after tax cost of the benefit, taking into account penalties and interest incurred under Section 409A, to Executive and his spouse will be the same as if this benefit were compliant with Section 409A;

(vi)  at his election, continuation of his life insurance and/or long-term disability coverage by the Company for up to two years following termination (provided Executive reimburses the Company for such premiums);

(vii) any other amounts earned, accrued or owing to Executive but not yet paid (Section 11(b)(i) may apply, however);

(viii) other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

For purposes of this Agreement “Good Reason” shall mean termination by Executive of his employment after written notice to the Company following the occurrence of any of the following events without his consent:

(i) a reduction in Executive’s then current Base Salary, the then Target Bonus opportunity (i.e., 100% of Base Salary) or, to the extent as would constitute a breach of this Agreement, any other compensation to which Executive is entitled under this Agreement, other than a reduction in the right to participate in a deferred compensation plan if such reduction is applicable to all senior executives;

(ii)  a material diminution in Executive’s positions, duties or authorities (including any removal of Executive from any position set forth in Section 2 above, or any failure to elect or re-elect the Executive as a member of the Board) or interference with Executive’s carrying out his duties or exercising his authority so that he is unable to carry out his duties or exercise his authority as Chief Executive Officer or director (including any action by the Board or one or more members thereof to give direction to other employees of the Company with the intent of undermining, or in a manner that, by itself or in combination with other actions described in this parenthetical in clause (ii), could reasonably be expected to materially undermine Executive’s authority, provided that no action taken by (A) the Board or one or more members thereof in accordance with any requirement of law or regulation or the listing standards of NASDAQ or other securities exchange on which the Company’s securities are listed or (B) the Board as a whole or a duly authorized committee of the Board as a whole, in accordance with generally accepted principles of sound corporate governance for public companies of the size and nature of the Company, shall constitute “Good Reason”);

(iii) the assignment to Executive of duties which are materially inconsistent with his duties or which materially impair Executive’s ability to function as President and Chief Executive Officer of the Company or as director;

(iv)  a change in the reporting structure so that Executive reports to someone other than the Board;

(v) requiring Executive to relocate, or the relocation of the Offices, to a location that is more than 30 miles from Avon, Connecticut;

(vi)  a breach by the Company of any material provision of this Agreement;

(vii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or

(viii) for any reason by Executive during the 30-day period immediately following the six-month anniversary of a Change in Control (whether or not Executive consented to such Change in Control);

provided that in the case of clauses (i) through (vii) (but not clause (viii)) such event continues uncured for fifteen (15) days after Executive gives the Company notice thereof.

The foregoing notwithstanding, solely with respect to RSUs or other equity award that would qualify as a short-term deferral but for Executive’s right to terminate for Good Reason under the foregoing definition, for any such award granted before a Change in Control (as defined below) the applicable definition of Good Reason shall be that set forth above but modified such that (A) the reduction in compensation referenced in clause (i) must be material (for this purpose, a reduction in Base Salary, Target Bonus or other compensation with an annualized value, separately or in the aggregate, of at least 1.5% of pre-reduction Base Salary shall be deemed material, but other reductions may be material in the circumstances); (B), for avoidance of doubt, the assignment of materially inconsistent duties under clause (iii) must be materially adverse to Executive; (C) clause (viii) shall not apply (because Section 7 would apply earlier, upon the Change in Control, in any event); and (D), in all cases, Executive shall have given notice to the Company that the event or condition referred to any of the applicable clauses has arisen within 90 days after such event or condition has arisen, and the event or condition has continued uncured for a period of more than 30 days after Executive has given such notice thereof to the Company (in addition to any other right of the Company to cure), and Executive has terminated employment for that reason within 18 months after such uncured event or condition has arisen.

(e) Termination Without Cause By the Company or With Good Reason By Executive In Connection With, Or Within Three Years After, A Change in Control. If Employer terminates this Agreement and Executive’s employment without Cause, or if Executive terminates this Agreement and his employment with Good Reason, in connection with a Change in Control (as defined below)(whether before or at the time of such Change in Control) or within three years after a Change in Control, Executive shall receive, in lieu of the amounts and benefits described in Section 6(d):

(i) Base Salary through the date of termination;

(ii)  pro-rata Target Bonus for the year in which termination occurs, payable in a single installment immediately after termination (the six-month delay rule of Section 11(d) may apply, however);;

(iii) 3 times the sum of (a) Base Salary plus (b) Target Bonus, payable in a single cash installment immediately after termination (the six-month delay rule of Section 11(d) may apply, however);;

(iv)  accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for two years after termination (but not beyond the original term of such options); options that are not exercisable as of the date of termination because the applicable performance hurdle has not been satisfied as of such date shall not become exercisable until and unless the applicable conditions for exercisability are satisfied during this two-year post-termination exercise period; provided that this clause (iv) shall apply to stock options that vested upon the Change in Control as provided in Section 7 below only if such options will receive more favorable treatment under this clause (Section 11 may apply to equity awards constituting deferrals of compensation under Code Section 409A, however);

(v) health benefits as provided in Section 6(d)(v) above;

(vi)  at his election, continuation of his life insurance and/or long-term disability coverage by the Company for up to three years following termination (provided Executive reimburses the Company for such premiums);

(vii) any other amounts earned, accrued or owing to Executive but not yet paid (Section 11(b)(i) may apply, however);

(viii) other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Company or any affiliate.

For purposes of this Agreement “Change in Control” shall mean the occurrence of any one of the following events:

(i) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes after the Operative Date a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of 30% or more of the Voting Stock of the Company;

(ii)  the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Operative Date; provided that any person becoming a director subsequent to the Operative Date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors, shall be considered to be an Incumbent Director;

(iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets;

(iv)  all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation, share exchange, reorganization or other transaction unless the shareholders of the Company immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock or other ownership interests of the Company, a majority of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

(v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company who were not Affiliates of the Company prior to the relevant transaction in exchange for stock of such other company).

For purposes of the Change in Control definition, (A) “the Company” shall include any entity that succeeds to all or substantially all of the business of the Company, (B) “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified, and (C) “Voting Stock” shall mean any capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation and reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

(f) Effect of Termination. Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under the last sentence of Section 1, this Section 6 and Sections 7, 8, 9 and 10; and all procedural and remedial provisions of this Agreement.

(g) No Mitigation; No Offset. In the event of termination of employment, Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due him under the Agreement on account of any remuneration attributable to any subsequent employer or claims asserted by the Company or any affiliate.

7.  Change In Control Protection.

(a) Treatment of Equity. There shall be full vesting immediately prior to a Change in Control that occurs prior to the termination of Executive’s employment for any reason of all outstanding equity awards (including, but not limited to, stock options), with all vested stock options to remain exercisable for the remainder of their terms; provided that options held by Executive shall be cashed out in connection with a Change in Control if (i) required by the terms of the Management Incentive Plan and (ii) all other options issued by the Company are cashed out in connection with such Change in Control (the amount payable shall not exceed the difference between the fair market value at the settlement date and the aggregate exercise price of such stock options, such limit to be applied in conformity with Code Section 409A) . Options that are not exercisable because the applicable performance hurdle has not been satisfied shall become exercisable immediately prior to a Change in Control that occurs prior to the termination of Executive’s employment for any reason.

(b) Tax Gross-Up. The following provisions shall apply with respect to any excise tax imposed under Section 4999 of the Internal Revenue Code as amended (the “Code”), (the “Excise Tax”):

(i) If any of the payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person (the “Total Payments”)) will be subject to the Excise Tax, the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after payment of (a) the Excise Tax, if any, on the Total Payments and (b) any Excise Tax and income tax due in respect of the Gross-Up Payment, shall equal the Total Payments. Such payment shall be made in a single lump sum within 10 days following the date a determination that only such payment is required (subject to Section 11).

(ii)  For purposes of determining whether any of the Total Payments will be subject to Excise Tax and the amount of such Excise Tax, (i) any Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by the Company and reasonably acceptable to Executive, such payments or benefits (in whole or in part) should not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, and all “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax unless, in the opinion of such tax counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and employment taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination of employment (or such other time as hereinafter described), net of the maximum reduction in federal income or employment taxes which could be obtained from deduction of such state and local taxes.

In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive’s employment (or such other time as is hereinafter described), Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the applicable federal rate, as defined in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive’s employment (or such other time as is hereinafter described) (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest at the applicable federal rate, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

8.  Protection Of Confidential Information/Non-Competition/Non-Solicitation.

Executive covenants and agrees as follows:

(a) (i) Confidential Information: During Employer’s employment of Executive and following the termination of Executive’s employment for any reason, Executive will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Executive’s employment or after receipt of the prior written consent of Employer, any Confidential Information (as hereinafter defined) of Employer or its controlled subsidiaries or affiliates, that comes into his knowledge during his employment by Employer (the “Confidential Information”). The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that (i) is or becomes public knowledge through no fault of Executive, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge or (ii) is obligated to be produced under order of a court of competent jurisdiction or a valid administrative, congressional, or other subpoena, civil investigative demand or similar process; provided, however, that upon issuance of any such order, subpoena, demand or other process, Executive shall promptly notify the Employer and shall provide the Employer with an opportunity (if then available) to contest and cooperate with the Employer to contest, in each case, at the Employer’s expense, the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information). The above will be without prejudice to any additional rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

(ii)  Trade Secrets. Executive shall hold in confidence all Trade Secrets of Employer, its direct and indirect subsidiaries, and/or its customers that came into his knowledge during his employment by Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Employer, for as long as the information remains a Trade Secret.

(iii) For purposes of this Agreement, the following definitions apply:

“Confidential Information” means any data or information, other than Trade Secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer.

“Trade Secret” means information including, but not limited to, any technical or non-technical data, know-how, software, formula, pattern, compilation, program, device, method, technique, plan, blueprint, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(iv)  Interpretation. The restrictions stated in paragraphs 8(a)(i) and 8(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer’s right under applicable state law to protect its trade secrets and confidential information.

(b) Non-Competition.

(i) Executive covenants and agrees that for any period during which Base Salary is continued (or in respect of which it is paid in a lump sum), or for one year after Executive’s voluntary termination of employment without Good Reason or his termination of employment for Cause (“Non-Compete Period”), he will not directly or indirectly engage in or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to, or render services or advice to any business similar to or competitive with any business engaged in, or which provides goods or services similar to or competitive with any goods and services provided by Employer or its subsidiaries or affiliates at the time of termination, in the United States or any other geographic location in which Employer or a controlled subsidiary or affiliate of Employer operates, other than Internet Healthcare Group, Digital Insurance, and Navimedix, unless waived in writing by Employer in its sole discretion. Executive recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its controlled subsidiaries and affiliates.

The foregoing shall not be deemed to prohibit Executive’s association with a company if an immaterial portion of such company’s revenues is attributable to operations directly competitive with the Company (provided Executive is not employed within those directly competitive operations). Further, nothing contained in this Section 8(b)(i) shall restrict Executive from making any investments in any corporation or other business enterprise whose outstanding capital stock or other equity interests are listed or admitted to unlisted trading privileges on a national securities exchange or included for quotation through an inter-dealer quotation system of a registered national securities association, provided that such investment (i) represents less than five percent (5%) of the aggregate outstanding capital stock or other equity interests of such corporation, partnership or business enterprise and (ii) does not otherwise provide Executive or any affiliate of Executive with the right or power (whether or not exercised) to influence, direct or cause the direction of the management, policies and/or affairs of any business or enterprise which is or might directly or indirectly compete with any business operations or activities of Company or any of its subsidiaries.

(ii)  During the period following Executive’s termination from his employment with Employer for which Executive is subject to the restrictions set forth in Section 8(b)(i), Executive may submit a written request to Employer outlining a proposed employment or other employment opportunity that Executive is considering. Employer will review such request and make a determination, in its sole discretion, as to whether the opportunity would constitute a breach of the non-competition covenant.

(c) Non-Solicitation. To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its controlled subsidiaries and affiliates, Executive agrees that, during his employment and for any period during which Base Salary is continued (or in respect of which it is paid in a lump sum), or for one year after Executive’s voluntary termination of employment without Good Reason or his termination of employment for Cause, he or she will not, without the prior written permission of Employer, directly or indirectly, for himself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer for purposes of providing or selling services that are offered by Employer or a controlled subsidiary or affiliate of Employer. For purposes of this Section 8(c), “Customer” means any individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, services during the twelve months prior to the termination of his employment.

(d) Solicitation of Employees. During Employer’s employment of Executive and for any period during which Base Salary is continued (or in respect of which it is paid in a lump sum), or for one year after Executive’s voluntary termination of employment without Good Reason or his termination of employment for Cause, Executive will not, and will not assist any other person or entity to, directly or indirectly, solicit for employment or consultation any employee of Employer or any of its controlled subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the one year period immediately prior to Executive’s termination, or in any manner knowingly induce or attempt to induce any such employee to terminate his or her employment with Employer.

9.  Work Made For Hire. Executive agrees that any written program materials, protocols, research papers, other writings (including those in electronic format), as well as improvements, inventions, new techniques, programs or products (the “Work”) made or developed by Executive within or after normal working hours relating to the business or activities of Employer or any of its subsidiaries, shall be deemed to have been made or developed by Executive solely for the benefit of Employer and will be considered “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer. In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Executive agrees to assign, convey, and transfer to the Employer all right, title and interest Executive may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies, without payment of any consideration by Employer, except as set forth in this Agreement. Additionally, Executive agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright.

10. Property Of Employer. Executive agrees that, upon the termination of Executive’s employment with Employer, Executive will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Executive.

11                       Special Rules for Compliance with Code Section 409A.  This Section 11 serves to ensure compliance with applicable requirements of Code Section 409A.  Certain provisions of this Section 11 modify other provisions of this Agreement.  If the terms of this Section 11 conflict with other terms of the Agreement, the terms of this Section 11 control.

(a)                     Definition of Termination of Employment; Timing Rule Where Separation from Service Precedes Designated Termination Date.  For purposes of this Agreement, the term “termination of employment” shall mean a separation from service as defined in Treasury Regulation § 1.409A-1(h); provided, however, that if a date for termination of employment is designated by the Company but Executive has a separation from service prior to such designated date, the designated termination date shall be deemed the date of termination for any compensation payable under this Agreement that would fully qualify for the short-term deferral exception under Treasury Regulation § 1.409A-1(b)(4) and/or the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) under both circumstances (i.e., assuming the separation from service date was the termination date hereunder or that the designated termination of employment date was the termination date hereunder); in such case, the termination date may not be designated so as to cause such compensation to be a deferral of compensation under Section 409A.  If Executive has a separation from service in connection with a non-renewal of the Agreement under Section 1, resignation under Section 6(a) or other circumstance but remains entitled to payments of salary or other amounts under this Agreement through the designated termination date or until the end of the month in which the designated termination date occurs, if such payments constitute a deferral of compensation they shall be subject to Section 11(d).

(b)                    Timing of Certain Payments.  Payments and benefits specified under this Agreement shall be paid at the times specified as follows:

(i)             Accrued Payments at Termination.  In the case of any amount that is earned but unpaid at the time of Executive’s termination of employment, unless the amount is payable under an applicable plan, program or arrangement on explicit terms providing for a delay in payment compliant with Code Section 409A, these amounts shall be payable at the date the amounts otherwise would have been payable under the applicable plans, programs and arrangements in the absence of termination but in no event more than 30 days after Executive’s termination of employment, subject to Section 11(d).

(ii)          Gross-Up.  Gross-up payments payable under Section 7(b) will be paid at the time specified in Section 7(b)(i), and in any event must be paid no later than the end of Executive’s taxable year next following the taxable year in which Executive remits the excise tax or related taxes to the taxing authorities; provided, however, that any gross-up payment will be subject to Section 11(d) if applicable under Section 409A.

(iii)       Other Payments.  Any other payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid within five days after the due date, subject to Section 11((c) and (d) below.

(iv)      No Influence on Year of Payment.  In the case of any payment under the Agreement payable during a specified period of time following a termination or other event (including any payment for which the permitted payment period begins in one calendar year and ends in a subsequent calendar year), Executive shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by Executive.

(c)                                  Special Rules for Termination Payments.  With respect to severance amounts and bonus payments for the year of termination payable under this Agreement, the following rules will apply:

(i)             Separate Payments.  Amounts payable under this Agreement shall be deemed separate payments for purposes of Code Section 409A as follows (each clause constituting a separate payment to the extent permitted under Section 409A):

(A)      The amount specified Section 6(d)(iii) and the equal amount under Section 6(e)(iii);

(B) The amount by which the amount payable under Section 6(e)(iii) exceeds that payable under Section 6(d)(iii);

(C)        The amount specified in Section 6(c)(iii); and

(D)       The amount specified in Sections 4(b), 6(c)(ii), 6(d)(ii) and 6(e)(ii).

Amounts may be further designated as separate payments in any separately identifiable plan or arrangement for purposes of Section 409A.

(ii)          Payment Timing Rules.  A payment referenced in Section 11(c)(i) shall be payable as a lump-sum payment at the date of termination of employment if and to the extent that (A) the separate payment constitutes short-term deferral under Treasury Regulation § 1.409A-1(b)(4), (B) the amount of the separate payment not covered by Section 11(c)(ii)(A) can be paid under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii), after first applying such exclusion under Section 11(b)(ii), (C) the separate payment is covered by any other applicable exclusion or exemption under Treasury Regulation § 1.409A-1(b)(9) (provided that the exclusion under subsection (b)(9)(v)(D) shall be not be used for this purpose) and (D), the six-month delay rule in Section 11(d) does not apply to the separate payment .  Any other such separate payment (i.e., amounts subject to the six-month delay rule) shall be subject to the six-month delay rule of Section 11(d).  Any delay in payment under the six-month delay rule shall not limit Executive’s rights under this Agreement to not forfeit a specified item of compensation as a result of Executive’s termination.

(d)                                 Six-Month Delay Rule.

(i)             General Rule.  The six-month delay rule will apply to payments and benefits under the Agreement payable upon a termination of employment if all of the following conditions are met:

(A)      Executive is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (10) thereof) for the year in which the termination occurs.  The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements and applied in accordance with Treasury Regulation § 1.409A-1(i).

(B)        The Company’s stock is publicly traded on an established securities market or otherwise.

(C)        The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule under Treasury Regulation § 1.409A-1(b)(4), or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion;

provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall not be applied to severance payments or pro-rata bonus payments.

(ii)          Effect of Rule.  If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Agreement within six months after Executive’s termination of employment.

(A)      Any delayed payment or benefit shall be paid on the date six months after Executive’s separation from service.

(B)        During the six-month delay period, accelerated payment will occur in the event of the Executive’s death but not for any other reason (including no acceleration upon a Change in Control), except for accelerations expressly permitted under Treasury Regulation § 1.409A-1 — A-6.

(C)        Any payment that is not triggered by a termination, or is triggered by a termination but would be made more than six months after the termination (without applying this six-month delay rule), or would be payable at a fixed date not tied to termination that is earlier than the expiration of the six-month delay period, shall be unaffected by the six-month delay rule.

(iii)       Limit to Application of Six-Month Delay Rule.  If the terms of this Agreement or other plan or arrangement or document relating to this Agreement or payments hereunder impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(e)                                  Other Provisions.

(i)             Reimbursements and In-Kind Benefits.  Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:

(A) The amount of expenses eligible for reimbursement or in-kind benefits provided in any one taxable year of Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year of Executive;

(B) The reimbursement of any expense shall be made each calendar quarter and not later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date);

(C) The right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit (this provision does not override express terms of Sections 4(d)(v) and 5(d)(v), however)..  .

In addition, with respect to any reimbursement made under Sections 4(d)(v) or 5(d)(v) for expenses for medical coverage paid for by Executive, any such reimbursements made during the period of time Executive would be entitled (or would, but for such reimbursement, be entitled) to continuation coverage under the Company Health Plan pursuant to COBRA if Executive had elected such coverage and paid the applicable premiums shall be exempt from Section 409A of the Code and the six-month delay in payment described in this Section 11 pursuant to Section 1.409A-1(b)(9)(v)(B) of the Regulations.

Executive’s right to reimbursements and in-kind benefits under this Agreement shall be treated as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Regulations.

 (ii)       Non-transferability.  No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Executive’s creditors or of any of Executive’s beneficiaries.

(iii)       No Acceleration.  The timing of payments and benefits under the Agreement which constitute a deferral of compensation under Code Section 409A may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Executive incurring a tax penalty.

(iv)      References to Other Plans.  References in the Agreement to the obligation of the Company to pay amounts under other plans, including Executive’s vested portion of any Company deferred compensation or other benefit plan, shall not be construed to modify the timing of payment, which shall be governed by such other plans.

12. Remedies. An actual or threatened violation by Executive of the covenants and obligations set forth in Sections 8, 9 and 10 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and the remedy at law for any such violation will be inadequate. Executive agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond.

13. Arbitration. Except for an action for injunctive relief as described in Section 12, any disputes or controversies arising under this Agreement will be settled by arbitration in Hartford, Connecticut, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction. The costs and expenses of the arbitration shall be paid for by Employer, but each party shall pay its own attorney’s fees and other litigation costs.

                                         Executive’s Initials

14. Notices. Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Executive: Address on file with Employer.

To Employer:  Magellan Health Services, Inc. 55 Nod Road Avon, CT 06001 Attention: General Counsel

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

16. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

17. Binding Effect. This Agreement will be binding upon and shall inure to the benefit of each party and each party’s respective successors, heirs and legal representatives. This Agreement may not be assigned by Executive to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

18. Employer Policies, Regulations, And Guidelines For Employees. Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its Executives. These materials are general guidelines for Executive’s information and will not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.

19. Indemnification. The Company shall indemnify Executive to the fullest extent permitted by the laws of State of Delaware and the Company shall obtain and maintain directors and officers liability insurance in an amount not less than $50 million.

20. Governing Law. This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Connecticut.

21. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement. No amendment or modification of this Agreement, will be valid unless made in writing and signed by each of the parties. No representations, inducements, or agreements have been made to induce either Executive or Employer to enter into this Agreement, which are not expressly set forth within this Agreement. Executive and Employer acknowledge and agree that Employer’s controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

[signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 16 day of December, 2008.

“Executive”	“Employer”

Magellan Health Services, Inc.

/s/ Rene Lerer	/s/ Michael Diament
Rene Lerer	By:
Name: Michael Diament Title: Chairman, Compensation Committee